UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

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Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report

(Date of earliest event reported): May 1, 2012

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HOME LOAN SERVICING SOLUTIONS, LTD.

(Exact name of registrant as specified in its charter)

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Cayman Islands (State or other jurisdiction of incorporation)	1-35431 (Commission File Number)	98-0683664 (I.R.S. Employer Identification No.)

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Home Loan Servicing Solutions, Ltd.

c/o Walkers Corporate Services Limited

Walker House, 87 Mary Street

George Town, Grand Cayman KY1-9005

Cayman Islands

Registrant’s telephone number, including area code: (345) 945-3727

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Assets.

On May 1, 2012, HLSS Holdings, LLC (“HLSS Holdings”), a wholly-owned subsidiary of Home Loan Servicing Solutions, Ltd. (“HLSS” or “we”), completed an acquisition from Ocwen Loan Servicing, LLC (“OLS”) of rights to receive servicing fees (“Rights to MSRs”) and related servicing advances for a servicing portfolio of subprime and Alt-A residential mortgage loans (the “Transaction”). This Transaction resulted in the acquisition by HLSS Holdings of Rights to MSRs with approximately $2.9 billion in unpaid principal balance of mortgage loans (“UPB”) as of April 30, 2012. The characteristics of the Rights to MSRs and associated servicing advances acquired in the Transaction are substantially similar to the mortgage servicing assets we acquired from OLS in connection with our initial public offering on March 5, 2012 (the “IPO”).

The purchase price for the Transaction was $103.8 million. To finance that amount, we used $25.9 million in cash and borrowed $77.9 million under an existing servicing advance facility with Barclays Bank PLC against the $92.6 million in servicing advances associated with the Rights to MSRs. Within 90 days of the closing, the purchase price may be adjusted to reflect any adjustments in the calculation of the UPB of the underlying mortgage loans or servicing advance balances acquired in the Transaction.

We acquired the Rights to MSRs and related servicing advances from OLS pursuant to a Sale Supplement to the Master Servicing Rights Purchase Agreement we executed with OLS in connection the IPO. Pursuant to the Sale Supplement and the Master Servicing Rights Purchase Agreement (the “Purchase Agreement”), we acquired OLS’s right, title and interest to the Rights to MSRs and the associated servicing advances, and we also commit to purchase servicing advances that arise under the related pooling and servicing agreements after the closing date. In return, OLS continues to service the related mortgage loans, receives a monthly base fee equal to 12% of the servicing fees collected in any given month, and retains any ancillary income (excluding investment income earned on any custodial accounts) payable to the servicer pursuant to the related pooling and servicing agreements. OLS also earns a monthly performance based incentive fee based on the servicing fees collected. If the targeted advance ratio in any month exceeds the predetermined level for that month set forth in the Sale Supplement, any performance based incentive fee payable for such month will be reduced by an amount equal to 6.5% per annum of the amount of any such excess servicing advances.

Upon receipt of the Required Third Party Consents, OLS will transfer legal ownership of the applicable mortgage servicing rights to us without any additional payment and will subservice the related mortgage loans for us pursuant to the Subservicing Supplement to the Master Subservicing Agreement (the “Subservicing Agreement”) we executed with OLS in connection with the IPO. Under the Subservicing Agreement, OLS will continue to receive the same monthly base fees and performance based incentive fees it received prior to the transfer of the mortgage servicing rights to us.

We intend to pursue the Required Third Party Consents for these Rights to MSRs we acquired in connection with this Transaction and our IPO, and any Rights to MSRs we may acquire in the future. We do not believe that our business strategy or economic performance is materially affected by whether we directly own mortgage servicing rights or the related Rights to MSRs.

See “The Proposed Business – Description of the Purchase Agreement” and “– Description of the Subservicing Agreement” in our Prospectus dated February 28, 2012 for more information on the Master Servicing Rights Purchase Agreement and the Master Subservicing Agreement, respectively.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements made in this Current Report on Form 8-K reflect the company’s current views with respect to future events and performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The company’s performance is also subject to factors identified in the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(a) – (c)	Not applicable.

(d)	Exhibits:

	10.8	Sale Supplement, dated May 1, 2012

	10.9	Subservicing Supplement, dated May 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOME LOAN SERVICING SOLUTIONS, LTD.
(Registrant)

By:	/s/ James Lauter
James Lauter
Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)

Date: May 1, 2012